Exhibit 99.1

GENERAL MOTORS | 2016 FULL-YEAR AND FOURTH-QUARTER EARNINGS

GM Reports Record Full-Year Earnings Per Share

- Strong full-year net income and records for revenue, EBIT-adjusted and EBIT-adjusted margin
- Fourth-quarter EPS-diluted of $1.19; EPS diluted-adjusted of $1.28
- Fourth-quarter net income of $1.8 billion and EBIT-adjusted of $2.4 billion
- Returned $4.8 billion to shareholders in 2016

FULL-YEAR 2016 RESULTS OVERVIEW

	Net Revenue	Net Income	Auto Operating Cash Flow	EPS-Diluted
GAAP	$166.4 B	$9.4 B	$14.3 B	$6.00
Vs. 2015	+9.2 %	(2.7) %	+$4.3 B	+1.5 %
	EBIT-Adj. Margin	EBIT-Adj.	Adj. Auto FCF	EPS Diluted-Adj.
Non-GAAP	7.5%	$12.5 B	$6.9 B	$6.12
Vs. 2015	+0.4 pts	+15.9 %	+$4.7 B	+21.9 %

"By almost any measure, 2016 was a great year for our business and I am confident we can achieve even stronger results. We'll work to build on our momentum, while continuing to drive our company to innovate and shape the future of mobility."

– Mary Barra, Chairman & CEO

2017 OUTLOOK: GM EXPECTS ANOTHER YEAR OF STRONG EARNINGS


2018 Chevrolet Equinox Premier

- GM expects to deliver full-year 2017 EPS-diluted and diluted-adjusted of $6.00-$6.50; maintain or improve EBIT-adjusted and EBIT-adjusted margin; and generate higher revenues, compared to 2016. The company also expects to generate about $15 billion in automotive operating cash flow and about $6 billion in adjusted-automotive free cash flow. These measures do not consider potential future adjustments.
- GM expects its global volume from new or refreshed vehicles to grow to 38 percent from 2017-2020, up from 26 percent in the 2011-2016 period. New or refreshed crossovers, trucks and SUVs are expected to represent a majority of this volume between 2017-2020.
- The company raised its cost efficiency target for 2015-2018 to $6.5 billion, an increase of $1 billion.

Q4 RESULTS OVERVIEW

	Net Revenue	Net Income	Auto Operating Cash Flow	EPS-Diluted
GAAP	$43.9 B	$1.8 B	$4.3 B	$1.19
Vs. 2015	+10.8 %	(70.7) %	+2.1 B	(69.6) %
	EBIT-Adj. Margin	EBIT-Adj.	Adj. Auto FCF	EPS Diluted-Adj.
Non-GAAP	5.4%	$2.4 B	$1.7 B	$1.28
Vs. 2015	(1.5) pts	(13.7) %	+$2.0 B	(7.9) %

FOURTH-QUARTER RESULTS

Fourth-quarter 2016 net income of $1.8 billion includes a net loss from special items of $0.1 billion, and an unfavorable $0.3 billion foreign exchange impact, compared to the prior year. Fourth-quarter 2015 net income of $6.3 billion included a net gain from special items of $4.0 billion, primarily related to the reversal of deferred tax asset valuation allowances in Europe.

Fourth-quarter 2016 EBIT-adjusted of $2.4 billion includes an unfavorable $0.5 billion foreign exchange impact, compared to the prior year.

"Solid results in the fourth quarter capped another record year of earnings and beat the commitments we outlined for 2016. We'll stay focused on delivering results that will enable us to return capital and create more shareholder value."

– Chuck Stevens, Executive Vice President and CFO

SEGMENT RESULTS (EBIT-ADJUSTED - $B)

	North America		Europe		International Ops		South America		GM Financial (EBT)	
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	12.0	11.0	(0.3)	(0.8)	1.1	1.4	(0.4)	(0.6)	0.9	0.8
	Q4 16	Q4 15	Q4 16	Q4 15	Q4 16	Q4 15	Q4 16	Q4 15	Q4 16	Q4 15
	2.6	2.8	(0.2)	(0.3)	0.3	0.4	(0.1)	(0.0)	0.2	0.2

North America: Calendar-year (CY) records for EBIT-adj. of $12.0 billion and revenue of $119 billion. Achieved 10.1 percent EBIT-adj. margin for the year – the second consecutive year this margin has been 10 percent or greater.

Europe: Reduced losses in 2016 by $0.6 billion during the year. Without the negative $0.3-billion impact of Brexit, GM would have achieved its objective of breakeven for the year.

International Ops: Q4 and CY results include strong China equity income of $0.5 billion and $2.0 billion, respectively.

South America: Lower costs contributed to $0.2-billion year-over-year improvement during 2016.

GM Financial: In 2016, posted record revenues of $9.6 billion and record 2016 EBT-adj. of $0.9 billion. Earning assets grew 36 percent to about $77 billion, supporting expected future earnings growth.

CAPITAL RETURN

Returned $4.8 billion to shareholders in 2016 through share buybacks of $2.5 billion and dividends of $2.3 billion. Since 2012, GM has returned more than $18 billion, which represents more than 90 percent of available free cash flow to shareholders during the 2012-2016 period.



2017 Chevrolet Colorado ZR2

GLOBAL VEHICLE SALES

For the year ended Dec. 31, 2016, GM sold a record 10 million vehicles around the world, up 1.2 percent from 2015. In Q4, GM sold 2.78 million vehicles, up 3.3 percent compared to Q4 2015. December 2016 global volume of 1.05 million units was the highest in the company's history, capping the fourth consecutive record year for global deliveries.

For the full year, GM sold 3.04 million vehicles in the U.S. and increased retail share 0.5 percentage points – more than any full-line automaker. In China, deliveries increased 7.1 percent to a record 3.87 million vehicles. In Europe, Opel/Vauxhall posted a 4.0-percent sales increase.

For more details on GM's global sales, click here.



2017 Buick Encore Premium

LIQUIDITY ($B)

	2016	2015
Cash and Current Marketable Securities	21.6	20.3
Total Auto Liquidity	35.6	32.5

PENSION UPDATE

GM's 2016 year-end global underfunded position was $18.3 billion, down from $21.2 billion at the end of 2015. The year-end global pension obligation of $92.9 billion was about 80-percent funded. The company's 2016 year-end U.S. defined-benefit pension plan underfunded position was $7.2 billion, down from $10.4 billion at the end of 2015. The year-end U.S. defined-benefit pension plan obligation of $68.8 billion was about 90-percent funded.

Based on current assumptions, GM doesn't expect to make significant, mandatory contributions to its U.S. qualified pension plans for the next five years.

PRODUCT HIGHLIGHTS



2018 GMC Terrain SLT (left) and Denali (right)

Led by strong gains in midsize pickups, small crossovers and large SUVs, Chevrolet was the fastest-growing U.S. brand in 2016, gaining 0.5 percentage points of U.S. retail market share.

In 2016, Opel/Vauxhall improved market share in 18 of 22 European markets, including Germany, led by the European Car of the Year, Opel Astra, which was up more than 25 percent versus 2015.

Cadillac volume in China rose 46 percent to 116,406 – the first time it has eclipsed 100,000 in China during a single year – driving global brand sales up 11 percent to a 30-year high.

Crossover momentum: Chevrolet Trax and Buick Encore combined retail sales in the U.S. increased 28 percent in 2016. In 2017, GM plans to launch the all-new Chevrolet Equinox and Traverse, and GMC Terrain.

Forward-looking statement In this press release, and in reports we subsequently file and have previously filed with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, we use words like “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. These factors, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K, include among others the following: (1) our ability to deliver new products, services and customer experiences in response to new participants in the automotive industry; (2) our ability to fund and introduce new and improved vehicle models that are able to attract a sufficient number of consumers; (3) the success of our full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (4) global automobile market sales volume, which can be volatile; (5) aggressive competition in China; (6) the international scale and footprint of our operations which exposes us to a variety of domestic and foreign political, economic and regulatory risks, including the risk of changes in existing, the adoption of new, or the introduction of novel interpretations of, laws regulations, policies or other activities of governments, agencies and similar organizations particularly laws, regulations and policies relating to free trade agreements, vehicle safety including recalls, and, including such actions that may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; (7) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (8) our ability to comply with extensive laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (9) costs and risks associated with litigation and government investigations including the potential imposition of damages, substantial fines, civil lawsuits and criminal penalties, interruptions of business, modification of business practices, equitable remedies and other sanctions against us in connection with various legal proceedings and investigations relating to our various recalls; (10) our ability to comply with the terms of the DPA; (11) our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation and products; (12) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (13) our dependence on our manufacturing facilities around the world; (14) our highly competitive industry, which is characterized by excess manufacturing capacity and the use of incentives and the introduction of new and improved vehicle models by our competitors; (15) our ability to realize production efficiencies and to achieve reductions in costs as we implement operating effectiveness initiatives throughout our automotive operations; (16) our ability to successfully restructure our operations in various countries; (17) our ability to manage risks related to security breaches and other disruptions to our vehicles, information technology networks and systems; (18) our continued ability to develop captive financing capability through GM Financial; (19) significant increases in our pension expense or projected pension contributions resulting from changes in the value of plan assets, the discount rate applied to value the pension liabilities or mortality or other assumption changes; and (20) significant changes in economic, political, regulatory environment, market conditions, foreign currency exchange rates or political stability in the countries in which we operate, particularly China, with the effect of competition from new market entrants and in the United Kingdom with passage of a referendum to discontinue membership in the European Union. We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law. General Motors Co. (NYSE: GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http:// www.gm.com.   Tom Henderson GM Finance Communications 313-410-2704 tom.e.henderson@gm.com Randy Arickx GM Investor Relations 313-268-7070 randy.c.arickx@gm.com Media Investors CONTACT